As filed with the U.S. Securities and Exchange Commission on September 13, 2010
Registration No. 333-163046
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 10
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XStream Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3844	201180466
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Tel: (772) 646-6201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James J. Lowrey
Chairman and Co-Chief Executive Officer
XStream Systems, Inc.
10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Tel: (772) 646-6201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce C. Rosetto, Esq. Rebecca G. DiStefano, Esq. Greenberg Traurig, P.A. 5100 Town Center Circle Suite 400 Boca Raton, FL 33486 Tel: (561) 955-7600; Fax: (561) 367-6254	David A. Pentlow, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Tel: (212) 940-6412; Fax (212) 894-5912

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Offering	Aggregate	Registration
Securities to be Registered	Price per Unit(1)	Offering Price(1)	Fee(2)
Common Stock, $0.0001 par value	$8.00 per Share	$40,000,000	$2,852.00

(1)	Estimated in accordance with Rule 457 (o) solely for the purpose of calculating the registration fee.

(2)	Registration fee of $2,852.00 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 10 to the registrant’s Registration Statement on Form S-1 (File No. 333-163046) is being filed solely for the purpose of filing an exhibit, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Registration fees		$2,852.00
NYSE Amex listing		$40,000.00
Legal fees and expenses		*
Printing and engraving expenses		*
Acounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be included by amendment

Item 14.	Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our amended and restated by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (i) willful misconduct, (ii) willful neglect, or (iii) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our amended and restated by-laws or otherwise.

We have entered into indemnification agreements with our directors providing that in consideration of the director rendering valuable services to us, we agree that in the event an indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a claim by reason of an indemnifiable event, we will indemnify an indemnitee to the fullest extent authorized by law, against any and all losses and expenses, including all interest, assessments and other charges paid or payable in connection with or in respect of such losses and expenses of such claim, whether or not such claim proceeds to judgment or is settled or otherwise is brought to a final disposition, subject in each case, to the further provisions of the agreement. The indemnity agreement provides certain limitations on indemnification, including that the indemnitee will not be indemnified and held harmless from any losses or expenses which have been determined to constitute an excluded claim, or that the indemnitee is indemnified by us and has actually received payment pursuant to the certificate of incorporation, D&O insurance or otherwise, or in connection with any claim initiated by indemnitee unless we have joined in or the board of directors has authorized such claim.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

XStream Systems, Inc. sold the following securities within the past three years without registering the securities under the Securities Act.

Sales of Common Stock

			No. of Shares of
Date	Purchaser	Price	Common Stock	Proceeds

5/17/2007	Director of the Company	$3.80 (compensation for services performed — other than board services)	2,500	$0.00

5/17/2007	An employee with access to Company management and information	$3.80	72	$0.00

10/11/2007	A sophisticated investor which was provided access to Company management and information	$2.34 (exercise of warrants)	2,500	$5,850

5/26/2009	Director and executive officer of the Company	$.11 (exercise of option granted in 2004)	65,000	$7,150

8/14/2009	Director and executive officer of the Company	$0 (compensation for services performed as chief executive officer)	1,000,000	$0.00

11/9/2009	Executive officer of the Company at the time of purchase	$0.69 (exercise of option granted in 2008)	2,499	$1,724

11/24/2009	An employee with access to Company management and information	$0.10 (exercise of option granted in 2004)	20,250	$2,025

12/1/2009	An employee with access to Company management and information	$0.69 (exercise of option granted in 2009)	2,499	$1,724

4/28/10	A former employee and executive officer of the Company	$0.69 (exercise of option granted in 2008 and 2009	71,940	$41,631
		$3.80 (exercise of option granted in 2007)	700	$2,660

Sales of Convertible Securities

On December 19, 2006, we issued a convertible promissory note in the principal amount of $100,000, payable on demand at any time on or after February 28, 2007. In accordance with the terms of the note, on March 14, 2007, all of the principal and interest due on the note was converted into 26,867 shares of Series A preferred stock.

On various dates from August 31, 2005 to March 14, 2006, we sold debentures in the aggregate principal amount of $1,525,000 to accredited investors. In connection with such sale, each investor received a ten-year warrant to purchase 5,000 shares of common stock at a price of $2.34 per share for each $25,000 in principal amount of debentures. As a result, we issued warrants to purchase an aggregate of 305,000 shares of common stock. On December 19, 2007, in connection with an amendment to two of the debentures in the aggregate amount of $250,000, the investors received additional ten-year warrants to purchase an aggregate of 25,000 shares of common stock at a price of $3.00 per share. On December 21, 2007, an aggregate of $1,008,744 in principal amount and accrued but unpaid interest due on certain debentures was converted into an aggregate of 336,248 shares of Series B preferred stock.

In connection with a secured, revolving, demand promissory note dated November 16, 2006, we issued the holder of the note a warrant to purchase an aggregate of 21,000 shares of common stock at an exercise price of $3.80 per share on January 25, 2008.

On various dates from December 14, 2006 to December 4, 2007, we sold short term convertible promissory notes to accredited investors in the aggregate principal amount of $1,211,000. On March 14, 2007, $330,955 in principal amount and accrued but unpaid interest due on the notes was subsequently converted into an aggregate of 87,094 shares of Series A preferred stock. On December 21, 2007, $894,348 in principal amount and accrued but unpaid interest due on the notes was converted into an aggregate of 298,116 shares of Series B preferred stock. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

By stock purchase agreement dated March 14, 2007, as amended from time to time, we issued an aggregate of 962,101 shares of Series A preferred stock to accredited investors. The shares of Series A preferred stock were issued at a purchase price of $3.80 per share, resulting in $3,655,983 of gross proceeds, part of which consisted of conversion of outstanding debt in the aggregate amount of $330,955 including accrued but unpaid interest. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On various dates from December 2007 through June 2008, we issued an aggregate of 1,619,127 shares of Series B preferred stock to accredited investors. The shares of Series B preferred stock were issued at a purchase price of $3.00 per share, resulting in $4,857,381 of gross proceeds, part of which consisted of the conversion of outstanding debt in the aggregate amount of $1,903,092 including accrued but unpaid interest and services valued at approximately $100,000. In addition, each investor received for each share of Series B preferred stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On various dates from March 2009 through August 2009, we issued an aggregate of 365,996 shares of Series C preferred stock to accredited investors. The shares of Series C preferred stock were issued at a purchase price of $3.00 per share, resulting in $1,097,988 of gross proceeds. In addition, each investor received for each share of Series C preferred stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

During October 2009, we issued an aggregate of 563,414 shares of Series D preferred stock to accredited investors. The shares of Series D preferred stock were issued at a price of $3.00 per share, resulting in $1,690,242 of gross proceeds. In addition, each investor received for each share of Series D preferred stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

For each of the above transactions exempt from registration requirements under Rule 506, the individuals purchasing our securities had access to management and information concerning the company. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of such persons represented to us that they were accredited or sophisticated investors, that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit
Number		Description

***1	.1	Form of Underwriter Agreement
***3	.1	Certificate of Incorporation of Xstream Systems, Inc. filed with the State of Delaware on May 27, 2004
***3	.2	Certificate of Amendment of Certificate of Incorporation of Xstream Systems, Inc. filed with the State of Delaware on January 4, 2005
***3	.3	Certificate of Amendment of Certificate of Incorporation of XStream Systems, Inc. filed with the State of Delaware on December 17, 2007
***3	.4	Second Amended Certificate of Designation of Series A Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.5	Amended Certificate of Designation of the Series B Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.6	Amended Certificate of Designation of the Series C Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.7	Amended Certificate of Designation of the Series D Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.8	Amended and Restated By-laws of XStream Systems, Inc. dated March 14, 2007
***3	.9	First Amendment to the Second Amended Certificate of Designation of the Series A Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.10	First Amendment to the Amended Certificate of Designation of the Series B Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.11	First Amendment to the Amended Certificate of Designation of the Series C Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.12	First Amendment to the Amended Certificate of Designation of the Series D Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.13	Certificate of Amendment to the Certificate of Incorporation of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.14	Second Amended and Restated By-Laws of XStream Systems, Inc. dated April 14, 2010
***4	.1	Form of Unsecured Subordinated Debenture dated from time to time between September 2005 and March 2006, by and among XStream Systems, Inc. and the subscribers identified on the signature pages thereto
***4	.2	Investor Rights Agreement among Rutgers, The State University of New Jersey, XStream Systems, Inc., Brian Mayo, Dr. William Mayo, Dr. William Mayo, as trustee of the Irrevocable Trust f/b/o Zachary Mayo and Walter Helfrecht
***4	.3	Amended and Restated Registration Rights Agreement dated as of August 27, 2009 by and among XStream Systems, Inc. and the Investors named therein
***4	.4	Amended and Restated Series B Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.5	Amended and Restated Series C Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.6	Series D Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.7	Second Amended and Restated Securityholders’ Agreement, dated as of August 27, 2009, among XStream Systems, Inc. and each of the securityholders named therein

Exhibit
Number		Description

***4	.8	First Amendment to the Amended and Restated Series B Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.9	First Amendment to the Amended and Restated Series C Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.10	First Amendment to the Series D Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.11	First Amendment to the Second Amended and Restated Securityholders’ Agreement dated November 9, 2009 between XStream Systems, Inc. and each of the securityholders named therein
***4	.12	First Amendment to the Amended and Restated Registration Rights Agreement dated as of November 9, 2009 by and among XStream Systems, Inc. and the Investors named therein
***4	.13	Specimen Common Stock Certificate
***5	.1	Opinion of Greenberg Traurig, P.A.
***10	.1.1	Amended and Restated 2004 Stock Option Incentive Plan
***10	.1.2	Amendment No. 1 to the Amended and Restated 2004 Stock Option Incentive Plan
***10	.2	2009 Long Term Incentive Compensation Plan
***10	.3	Series A Preferred Stock Purchase Agreement dated as of March 14, 2007 by and among XStream Systems, Inc. and the Investors named therein
***10	.4	First Amendment dated as of December 19, 2007 to the Series A Preferred Stock Purchase Agreement dated as of March 14, 2007
***10	.5	Second Amendment to Series A Preferred Stock Purchase Agreement, dated as of May 30, 2008 among Xstream Systems, Inc., and the investors identified as “Third Closing Investors” on Appendix I-C thereto
***10	.6	Series D Preferred Stock Purchase Agreement dated as of August 27, 2009 by and among XStream Systems, Inc. and the Investors named therein
***10	.7	Employment Agreement with Brian T. Mayo dated November 1, 2006
***10	.8	Employment Agreement with Paul J. Micciche, dated November 1, 2006
***10	.9	Supplier Agreement between XStream Systems, Inc. and Kimball Electronics, Inc. dated September 6, 2006
***10	.10	Term Loan Agreement between XStream Systems, Inc. and Kimball International, Inc. dated September 6, 2006
***10	.11	Commercial Lease by and between Waldo Development, Inc. and XStream Systems, Inc. dated March 15, 2007
***10	.12	Lease, by and between J.P.H. Development Corp. and Xstream Systems, Inc. dated October 25, 2004
***10	.13	License Agreement between Rutgers, The State University of New Jersey and XStream Systems, Inc., dated December 13, 2004
***10	.14	Consulting Agreement by and between XStream Systems, Inc. and Dr. William Mayo, dated November 3, 2005
***10	.15	Unsecured Promissory Note, dated February 11, 2008, executed by Xstream Systems, Inc. in favor of Darren Sylvia, in the principal amount of $35,831
***10	.16	Unsecured Promissory Note, dated December 31, 2007, executed by Xstream Systems, Inc. in favor of Vince DeTurris, in the principal amount of $43,069
***10	.17	XT250tm Pilot Program Agreement between AmerisourceBergen and XStream Systems, Inc., dated July 18, 2009
***10	.18	Letter of Intent between Swisslog Healthcare Solutions and XStream Systems, Inc., dated August 13, 2009
***10	.19	XT250tm Pilot Program Agreement between Pfizer, Inc. and XStream Systems, Inc., dated August 24, 2009

Exhibit
Number		Description

***10	.20	Letter of Intent between Eastman Kodak Company and XStream Systems, Inc., dated September 23, 2009
***10	.21	Agreement between Remetronix, Inc. and XStream Systems, dated January 9, 2008
***10	.22	Agreement between Compass, Engineering Inc. and XStream Systems, Inc., dated January 9, 2008
***10	.23	Settlement Agreement between XStream Systems, Inc., Kimball International, Inc. and Kimball Electronics, Inc., dated December 23, 2009
***10	.24	XStream Systems, Inc. Unsecured Subordinated Debenture in favor of John F. Hulseman, as amended
***10	.25	XStream Systems, Inc. Unsecured Subordinated Debenture in favor of R. David Collin Trust, as amended
***10	.26	Purchasing Agreement for the XT250tm System by and between XStream Systems, Inc. and Altec Medical, Inc.
*10	.27	Form of Escrow Agreement by and among XStream Systems, Inc., W.R. Hambrecht & Co., LLC and JP Morgan Chase Bank, National Association, dated , 2010
***10	.28	Promissory Note in the principal amount of $10,000 executed by XStream Systems, Inc. in favor of James J. Lowrey
***10	.29	Promissory Note in the principal amount of $10,000 executed by XStream Systems, Inc. in favor of Anthony R. Chidoni, Jr.
***10	.30	Promissory Note in the principal amount of $10,000 executed by XStream Systems, Inc. in favor of Dennis K. Cummings
***10	.31	Promissory Note in the principal amount of $10,000 executed by XStream Systems, Inc. in favor of Simon Irish
***10	.32	Form of Promissory Note in the principal amount of $25,000 executed by XStream Systems, Inc. in favor of 13 individual persons on various dates during July 2010†
***14	.1	Code of Ethics for Senior Financial Officers
***14	.2	Code of Conduct for Employees
***23	.1	Consent of McGladrey & Pullen, LLP.
23.3		Consent of Greenberg Traurig, P.A. (included in the opinion filed as Exhibit 5.1).
***24		Power of Attorney Certified Board Resolutions
***25	.1	Power of Attorney (set forth on signature page of the Registration Statement).

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.

†	The 13 promissory notes have not been filed because they are substantially identical in all material respects to the form of promissory note that is being filed except for the names of the lenders and the dates of execution. The registrant has provided a schedule annexed to the exhibit setting forth the details in which the omitted notes differ from the note being filed.

(b) The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Intentionally omitted.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Intentionally omitted.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 10 to the registration statement to be signed on its behalf by the undersigned, in the City of Sebastian, State of Florida, on September 13, 2010.

XSTREAM SYSTEMS, INC.

By:	/s/ James J. Lowrey
James J. Lowrey
Chairman of the Board and Co-Chief
Executive Officer
(co-principal executive officer)

By:	/s/ Anthony Chidoni
Anthony Chidoni
Co-Chief Executive Officer, Chief Operating
Officer, Secretary and Director
(co-principal executive officer)

By:	/s/ Dennis K. Cummings
Dennis K. Cummings
Chief Financial Officer, Executive Vice President and Treasurer
(principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James J. Lowrey James J. Lowrey	Chairman of the Board and Co-Chief Executive Officer (co-principal executive officer)	September 13, 2010

/s/ Anthony Chidoni Anthony Chidoni	Co-Chief Executive Officer, Chief Operating Officer, Secretary and Director (co-principal executive officer)	September 13, 2010

/s/ Dennis K. Cummings Dennis K. Cummings	Chief Financial Officer (principal financial and accounting officer)	September 13, 2010

* Robert E. Kennedy	Director	September 13, 2010

* Philip A. Odeen	Director	September 13, 2010

* Ash K. Chawla	Director	September 13, 2010

* Simon Irish	Director	September 13, 2010

* Dennis H. Ferro	Director	September 13, 2010

* Joseph J. Melone	Director	September 13, 2010

* John R. Murphy	Director	September 13, 2010

* Dr. E. Darracott Vaughan, Jr.	Director	September 13, 2010

* Dr. Stuart Weinstein	Director	September 13, 2010

*	Executed pursuant to a power-of-attorney granted in the Form S-1 registration statement filed July 22, 2010.

By:	/s/ Dennis K. Cummings Dennis K. Cummings Attorney-in-Fact